Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Kendall Coleman
3250 Van Ness Avenue	Corporate Public Relations
San Francisco, CA 94109	(415) 616-7926

Jeremy Brooks
Investor Relations
(415) 733-2371

Williams-Sonoma, Inc. Announces Election of
Andrew Campion to Board of Directors

San Francisco, CA, May 29, 2024 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Andrew Campion has been elected to its Board of Directors.

“We are thrilled to have Andy join our Board,” said Laura Alber, President and Chief Executive Officer.  “His background as an executive of a multinational, consumer-facing, public company combined with his extensive experience in brand and business growth strategy makes him a valuable addition to our Board.”

Scott Dahnke, Board Chair, joined Ms. Alber in welcoming Campion to the Board.  “We are delighted to announce the addition of Andy to our Board.  Andy’s experience leading enterprise financial management and planning teams, and cultivating operational excellence across organizations, is distinctive.  He will provide our Board with valuable insights in these areas.”

From 2007 until April 2024, Campion served in executive leadership roles at Nike Inc., including as Chief Operating Officer, Chief Financial Officer, and head of global strategy. Prior to Nike, Campion spent over 11 years with The Walt Disney Company, ultimately serving as Senior Vice President of Corporate Development after prior leadership and management roles across global strategic planning, mergers and acquisitions, financial planning and analysis, operations planning, investor relations, and tax. Campion is currently Executive Chairman of Unrivaled Sports, a fast-emerging premium youth sports portfolio of businesses. Campion also currently serves on the Boards of Directors of The Starbucks Corporation, the Los Angeles 2028 Olympic and Paralympic Games, The Springhill Company, and the UCLA Anderson School of Management. Campion also founded and directs UCLA’s Sports Leadership and Management Program. Campion earned a B.A. in Economics at UCLA and an M.B.A. from UCLA’s Anderson School of Management. He also earned a Juris Doctor and Master’s Degree in Taxation from the University of San Diego.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is the world’s largest digital-first, design-led and sustainable home retailer. The company’s products, representing distinct merchandise strategies — Williams Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, West Elm, Williams Sonoma Home, Rejuvenation, Mark and Graham and GreenRow — are marketed through e-commerce websites, direct-mail catalogs and retail stores. These brands are also part of The Key Rewards, our loyalty and credit card program that offers members exclusive benefits across the Williams-Sonoma family of brands. We operate in the U.S., Puerto Rico, Canada, Australia, and the United Kingdom, offer international shipping to customers worldwide, and have unaffiliated franchisees that operate stores in the Middle East, the Philippines, Mexico, South Korea, and India, as well as e-commerce websites in certain locations. We are also proud to be a leader in our industry with our values-based culture and commitment to achieving our sustainability goals. Our company is Good By Design — we’ve deeply ingrained sustainability into our business. From our factories to your home, we’re united in a shared purpose to care for our people and our planet.

For more information on our sustainability efforts, please visit: https://sustainability.williams-sonomainc.com
WSM-IR